Exhibit 99.1

scPharmaceuticals Inc. Reports Fourth Quarter and Full Year 2024 Financial Results and Provides Business Update

scPharmaceuticals generated fourth quarter 2024 net FUROSCIX® revenue of $12.2 million, and full year 2024 revenue of $36.3 million

Cash and cash equivalents of $75.7 million as of December 31, 2024

U.S. Food and Drug Administration (FDA) approved the FUROSCIX expanded label indication to include the treatment of edema due to fluid overload in patients with chronic kidney disease

scPharmaceuticals to host investor conference call and webcast today, Wednesday, March 19th, at 4:30pm ET

BURLINGTON, Mass., Mar. 19, 2025 (GLOBE NEWSWIRE) – scPharmaceuticals Inc. (Nasdaq: SCPH) (the “Company”), a pharmaceutical company committed to revolutionizing cardiorenal healthcare through patient-centric innovations, today reported financial results for the fourth quarter and full year ended December 31, 2024, and provided a business update.

Business Update

•	For the fourth quarter and full year ended December 31, 2024, scPharmaceuticals reports:

•

Net FUROSCIX revenue of $12.2 million and $36.3 million for the fourth quarter and full year 2024, respectively, compared to $6.1 million and $13.6 million for the same periods in 2023, up 99% and 167% respectively

•	Approximately 13,300 FUROSCIX doses filled in the fourth quarter of 2024, representing a 23% increase from the 10,800 doses filled in the third quarter of 2024

•	Approximately 41,000 FUROSCIX doses filled in 2024

•	Gross-to-net (GTN) discount of 19% and 16% for the fourth quarter and full year 2024, respectively

•	Approximately 3,800 unique prescribers from launch through year end 2024, up approximately 23% from the end of the third quarter

•	Continued expansion into Integrated Delivery Networks (IDNs), with 123% growth from the third quarter of 2024

•

FUROSCIX Approved for Chronic Kidney Disease (CKD): On March 6, 2025, the FDA approved the sNDA to expand the FUROSCIX indication to include the treatment of edema in patients with chronic kidney disease. scPharmaceuticals anticipates formally launching the new indication in April 2025, and has completed key pre-launch initiatives, including key opinion leader engagement, comprehensive market research, and commercial readiness activities.

•

80mg/1mL FUROSCIX Autoinjector: scPharmaceuticals continues to advance the SCP-111 Autoinjector 80mg/1mL FUROSCIX program and is targeting the supplemental New Drug Application (sNDA) submission mid-year. If approved, the Autoinjector will potentially give physicians another treatment option for patients and has the potential to reduce costs associated with FUROSCIX by approximately 70%.

“We were pleased to receive approval of FUROSCIX in CKD from the FDA, which we believe is a critical market opportunity for scPharmaceuticals and a core component of the long-term franchise expansion plans for FUROSCIX. The nephrologists in our preliminary call points understand where FUROSCIX fits into the treatment paradigm, and the benefits it can bring to these patients when they experience fluid overload,” stated John Tucker, President, and Chief Executive Officer of scPharmaceuticals. “As we focus on 2025, we remain encouraged by the significant tailwinds, including scPharmaceuticals’ expanded field sales force, the indication expansion into the CKD market, and the full year impact of the Medicare Part D redesign.”

Fourth Quarter and Full-Year 2024 Financial Results

Product revenues were $12.2 million for the fourth quarter 2024, compared to $6.1 million for the fourth quarter of 2023. For the full-year 2024, product revenues were $36.3 million compared to $13.6 million for the full-year 2023. This represents a 21% increase from the third quarter of 2024 and a 167% increase on an annual basis. The increase was due to an increase in demand for FUROSCIX further into commercial launch.

Cost of product revenues were $4.0 million for the fourth quarter 2024, compared to $1.8 million for the fourth quarter of 2023. For the full-year 2024, cost of product revenues was $11.4 million, compared to $3.8 million for the full-year 2023. The increase was due to an increase in demand for FUROSCIX further into commercial launch, and related manufacturing costs.

Research and development (R&D) expenses were $3.2 million for the fourth quarter of 2024, compared to $3.3 million for the fourth quarter of 2023. The decrease in R&D costs for the fourth quarter was primarily due to a decrease in pharmaceutical development costs, offset by an increase in clinical study costs. For the full-year 2024, R&D expenses were $12.1 million, compared to $11.8 million for the full-year 2023. The increase in R&D costs for the full-year 2024 was primarily due to an increase in clinical study costs, device development costs, and patent costs. The increase was partially offset by a decrease in pharmaceutical development costs, quality consulting, and shipping and storage costs.

Selling, general and administrative (SG&A) expenses were $21.4 million for the fourth quarter of 2024, compared to $16.2 million for the fourth quarter of 2023. The increase in SG&A costs for the fourth quarter was primarily due to an increase in employee-related costs, commercial preparation costs, and patient support. For the full-year 2024, SG&A expenses were $77.6 million, compared to $53.4 million for the full-year 2023. The increase in SG&A costs for the full-year 2024 was primarily due to an increase in employee-related costs, commercial preparation costs, costs associated with financing transactions, patient support, professional service costs and FDA user fees. The increase was partially offset by a decrease in insurance costs.

scPharmaceuticals reported a net loss of $18.8 million for the fourth quarter of 2024, compared to $13.8 million for the fourth quarter of 2023. For the full-year 2024, scPharmaceuticals reported a net loss of $85.1 million, compared to $54.8 million for the full-year 2023.

scPharmaceuticals ended 2024 with $75.7 million in cash and cash equivalents, compared to $76.0 million in cash, cash equivalents and short-term investments as of December 31, 2023.

As of December 31, 2024, scPharmaceuticals’ total shares outstanding was 50,095,689.

Conference call and webcast information

scPharmaceuticals’ management will host a conference call and webcast to review the Company’s fourth quarter and full-year 2024 results today, Wednesday, March 19, at 4:30 p.m. ET.

A link to the live webcast can be found here.

A link to the live conference call can be found here.

Following the live webcast, a replay of the event will be archived on scPharmaceuticals’ website for one year.

INDICATION

FUROSCIX® (furosemide injection), 80 mg/10 mL for subcutaneous use is indicated for the treatment of edema (i.e., congestion, fluid overload, or hypervolemia) in adult patients with chronic heart failure or chronic kidney disease (CKD), including the nephrotic syndrome.

IMPORTANT SAFETY INFORMATION

FUROSCIX is contraindicated in patients with anuria and in patients with a history of hypersensitivity to furosemide, any component of the FUROSCIX formulation, or medical adhesives.

Furosemide may cause fluid, electrolyte, and metabolic abnormalities, particularly in patients receiving higher doses, patients with inadequate oral electrolyte intake, and in elderly patients. Serum electrolytes, CO2, BUN, creatinine, glucose, and uric acid should be monitored frequently during furosemide therapy.

Excessive diuresis may cause dehydration and blood volume reduction with circulatory collapse and possibly vascular thrombosis and embolism, particularly in elderly patients.

Furosemide can cause dehydration and azotemia. If increasing azotemia and oliguria occur during treatment of severe progressive renal disease, discontinue furosemide.

Cases of tinnitus and reversible or irreversible hearing impairment and deafness have been reported with furosemide. Reports usually indicate that furosemide ototoxicity is associated with rapid injection, severe renal impairment, the use of higher than recommended doses, hypoproteinemia or concomitant therapy with aminoglycoside antibiotics, ethacrynic acid, or other ototoxic drugs.

In patients with severe symptoms of urinary retention (because of bladder emptying disorders, prostatic hyperplasia, urethral narrowing), the administration of furosemide can cause acute urinary retention related to increased production and retention of urine. These patients require careful monitoring, especially during the initial stages of treatment.

Contact with water or other fluids and certain patient movements during treatment may cause the On-body Infusor to prematurely terminate infusion. Ensure patients can detect and respond to alarms.

The most common adverse reactions with FUROSCIX administration in clinical trials were site and skin reactions including erythema, bruising, edema, and injection site pain.

Please see the full Prescribing Information (www.furoscix.com/prescribing-information.pdf) and Instructions for Use (www.furoscix.com/instructions-for-use.pdf).

About scPharmaceuticals

At scPharmaceuticals, we are powered by passion, driven by patient care. Our Mission is focused on advancing cardiorenal care through innovative, integrated treatments that address unmet patient needs.

Our goal is to become the foremost advocate for patient-centric cardiorenal care, driving global health improvements through specialized, multidisciplinary approaches. scPharmaceuticals is expanding its reach, offering integrated therapies and products that address diverse healthcare needs and potentially improve the lives of our patients. scPharmaceuticals is headquartered in Burlington, MA. For more information, please visit www.scPharmaceuticals.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the development and commercialization of products, such as the autoinjector, and its potential to increase patient care and the treatment of fluid at home; the anticipated submission of a sNDA for 80mg/1mL FUROSCIX Autoinjector in mid-year 2025; our commercial strategy for FUROSCIX and anticipated sales; the expected GTN discount for 2025; the impact of our ongoing expansion efforts including our expanded sales force; anticipated additional growth with the implementation of the Medicare redesign; the launch of FUROSCIX to treat CKD; our participation in upcoming events and presentations; and the timing of any of the foregoing. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include but are not limited to, our dependence on the commercial success of FUROSCIX and, if approved, our other product candidates; risks related to the receipt of regulatory approval for our product candidates; risks related to our ability to manufacture, or the ability of third parties to deliver, sufficient product for commercialization of FUROSCIX or any of our product candidates, if approved; risks related to our history of operating losses, we have a history of significant operating losses and expect to incur significant and increasing losses for the foreseeable future; we may never achieve or maintain profitability; we may need additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts; the terms of our credit facility and revenue participation financing facility place restrictions on our operating and financial flexibility, and we may not have cash available to us in an amount sufficient to enable us to make interest or principal payments on our indebtedness when due; clinical and preclinical development involves a lengthy and expensive process with an uncertain outcome, and any difficulties or delays in the commencement or completion, or the termination or the potential for the results from any clinical trials to support submission of sNDAs or comparable regulatory applications; and the risk that global economic factors and uncertainties will impact the Company’s operations. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the sections entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, on file with the Securities and Exchange Commission, available at the Securities and Exchange Commission’s website at www.sec.gov, as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Katherine Miranda

scPharmaceuticals Inc., 781-301-6869

kmiranda@scpharma.com

Investors:

Nick Colangelo

Gilmartin Group, 339-225-1047

Nick@GilmartinIR.com

scPharmaceuticals Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2023	2024	2023	2024
Product revenues, net	$6,096	$12,150	$13,593	$36,332
Operating expenses:
Cost of product revenues	$1,773	$3,965	$3,811	$11,361
Research and development	3,338	3,154	11,809	12,098
Selling, general and administrative	16,242	21,374	53,369	77,649

Total operating expenses	21,353	28,493	68,989	101,108

Loss from operations	(15,257)	(16,343)	(55,396)	(64,776)
Loss on extinguishment of debt	—	—	—	(13,032)
Change in fair value of term loan	—	(251)	—	(3,205)
Change in fair value of revenue purchase and sale liability	—	(1,812)	—	(3,642)
Other income	2,412	46	3,605	3,633
Interest income	1,125	1,000	5,104	3,444
Interest expense	(2,092)	(1,485)	(8,123)	(7,570)

Net loss	$(13,812)	$(18,845)	$(54,810)	$(85,148)

Net loss per share, basic and diluted	$(0.35)	$(0.35)	$(1.42)	$(1.91)

Weighted—average common shares outstanding, basic and diluted	38,786,956	53,462,646	38,513,747	44,519,669

scPharmaceuticals Inc.

Consolidated Balance Sheet Data

(in thousands)

	AS OF DECEMBER 31,
	2023	2024
Cash, cash equivalents and investments	$76,013	$75,655
Working capital	79,804	90,973
Total assets	94,479	107,519
Term loan	38,811	51,350
Revenue purchase and sale liability	—	26,869
Accumulated deficit	(281,346)	(366,494)
Total stockholders’ equity	37,218	13,320